EXHIBIT 99.1

FOR IMMEDIATE RELEASE

E*TRADE Financial Media Contact
Connie Dotson
E*TRADE Group, Inc.
916-858-8835
mediainq@etrade.com

E*TRADE Financial Investor Relations Contact
Robert Simmons
E*TRADE Group, Inc.
916-859-4004
robert.simmons@etrade.com

E*TRADE GROUP, INC.
ELECTS MITCHELL H. CAPLAN CHIEF EXECUTIVE OFFICER
AND GEORGE HAYTER NON-EXECUTIVE CHAIRMAN

MENLO PARK, Calif., Jan. 24, 2003 – The Board of Directors of E*TRADE Group, Inc. (NYSE: ET) announced today that Christos M. Cotsakos has resigned as Chairman, Chief Executive Officer and director of the company. The Board has unanimously elected Mitchell H. Caplan Chief Executive Officer, effective immediately. The Board also announced that it has appointed George Hayter, E*TRADE Group’s Lead Director, non-executive Chairman. Mr. Caplan, who was also elected a director of E*TRADE Group, will continue as President.

     “I am extremely proud of what we have accomplished over the past seven years and it is with great confidence that I hand the success and momentum to Mitch Caplan to further build on the core strengths of E*TRADE,” said Mr. Cotsakos. “With a tremendous management team behind him, there is no doubt that Mitch will lead E*TRADE to become one of the leading diversified financial services institutions. I’d like to thank the Board and our associates for making these past seven years an extraordinary experience.”

     Mr. Hayter said, “E*TRADE is fortunate to have a very deep and experienced management bench which will ensure a smooth transition. We have the utmost confidence in Mitch and the entire senior management team. Under this team’s leadership, we believe that E*TRADE is well positioned to achieve its full growth potential and build shareholder value.

     “Although we regret to see Christos move on, I fully support his decision. During his tenure, Christos led E*TRADE from a small, private, ‘deep-discount’ brokerage to a profitable, publicly-traded company with annual revenues of $1.3 billion and for that we owe him a great deal,” said Mr. Hayter.

     Mr. Caplan said, “E*TRADE today is an operationally strong, technologically advanced, financially sound industry leader in online financial products and services. Our strategy going forward will be to aggressively capitalize on our diversified business model and prudently seek new growth opportunities in the marketplace.

     “On behalf of our entire management team, we want our associates and customers to know that we are fully committed to delivering superior financial products and services that are the most value based in the industry,” Mr. Caplan concluded.

     Mr. Caplan, 45, joined the company in 2000 after E*TRADE’s acquisition of Telebank and Telebanc Financial Corporation (subsequently renamed E*TRADE Bank). In 2002, Mr. Caplan was named President and Chief Operating Officer of E*TRADE Group and has been responsible for the successful execution of the company’s operations.

     In addition to his role as President and Chief Operating Officer of E*TRADE, Mr. Caplan has also served as Chief Financial Products Officer, Managing Director of E*TRADE North America, and Chairman of the Board and Chief Executive Officer of E*TRADE Bank. From 1990 to 2000, Mr. Caplan was involved in the formation and strategic development of Telebank and Telebanc Financial Corporation, a publicly traded company, as Vice Chairman, President and Chief Executive Officer. From 1985 to 1990, he was an associate at the law firm of Shearman & Sterling. He holds a J.D. and M.B.A. from Emory University and an A.B. in History from Brandeis University.

      Mr. Hayter has been an independent director of E*TRADE Group, Inc. since December 1995 and was named lead director in 2002. From 1976 to 1990, he directed the electronic trading and information services of the London Stock Exchange during a period of unprecedented development. He played a leading role in the transformation of London’s exchange into Europe’s first electronic stock market at the Big Bang of 1986. His role also included the regulation of the market, its orderly operation and its supporting systems. Since 1990, he has held a number of non-executive directorships and chairmanships of publicly traded companies. Mr. Hayter received an M.A. in Physics from Queens’ College, Cambridge, England.

About E*TRADE Financial
E*TRADE Financial brings together personalized and fully integrated financial services including investing, banking, lending, planning and advice. Delivered through a multi-touchpoint platform, the products, services, content and information at E*TRADE Financial are available to customer households through E*TRADE Financial Centers, Zones, ATMs and branded Web sites throughout the world. Securities products and services are offered by E*TRADE Securities, LLC (member NASD/SIPC), bank products and services are offered by E*TRADE Bank (member FDIC), mortgages are offered by E*TRADE Mortgage Corporation, and E*TRADE Financial Advisor is a service of E*TRADE Advisory Services, Inc., an investment adviser registered with the SEC.
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Important Notice
E*TRADE and the E*TRADE logo are registered trademarks of E*TRADE Group, Inc. or its subsidiaries. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual report filed by E*TRADE Group, Inc. with the SEC on Form 10-K (including information under the caption "Risk Factors") and quarterly reports on Form 10-Q.

© 2003 E*TRADE Group, Inc.